UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2006

aQuantive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

821 Second Avenue, 18th Floor, Seattle, Washington		98104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-816-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective August 1, 2006, aQuantive, Inc., a Washington company (the "Company"), promoted Scott Howe to the role of President, DRIVEpm/MediaBrokers and Atlas International. In this role, Mr. Howe will lead the Company's international efforts for digital performance media (MediaBrokers) and digital marketing technologies (Atlas), as well as retain his responsibilities for DRIVEpm in the U.S.

Mr. Howe, age 38, has been with aQuantive since October 1999. Most recently, Mr. Howe has led the Company's DRIVEpm business, serving as its President since September 2005 and as general manager since DRIVEpm's founding in December 2003. Prior to that, he served as the vice president and general manager of Avenue A. Before joining the Company, from 1994 to 1999, Mr. Howe held a number of positions with Boston Consulting Group, most recently as a manager, and from 1990 to 1992 Mr. Howe was an analyst with Kidder, Peabody and Co., an investment bank. Mr. Howe holds an MBA from Harvard Business School and a bachelor’s degree in economics from Princeton University.

There is no employment agreement between the Company and Mr. Howe. As President, DRIVEpm/Media Brokers and Atlas International, Mr. Howe's employment arrangement will include an annual base salary and participation in the Company's 2006 Executive Committee bonus program (as such bonus program was described in the Current Report on Form 8-K dated January 30, 2006 previously filed by the Company with the SEC). In addition, Mr. Howe has in the past from time to time as an employee of the Company been awarded options to purchase shares of the Company's common stock under the Company's stock option plans, and he may be awarded additional stock options or other equity-based compensation under those plans from time to time in the future.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

aQuantive, Inc.

August 1, 2006	By:	Linda Schoemaker

Name: Linda Schoemaker
Title: Senior Vice President and General Counsel